Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER & FULL YEAR 2018 RESULTS

Full year earnings per diluted share up 59%, or 30% on an adjusted basis*

Comparable store sales up 0.2% in Q4; up 1.6% for the year

Executed on capital return program, returning $45 million to shareholders in fiscal 2018

SAVANNAH, GA (March 15, 2019) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the fourth quarter and fiscal year ended February 2, 2019.

The Company’s 2018 fiscal year included 52 weeks compared with 53 weeks in fiscal 2017.  Accordingly, year-over-year comparisons of total sales for the fourth quarter and full year are affected by an extra week of sales in 2017.  However, for comparable store sales, the Company is reporting on a comparable weeks basis (e.g. the 13 and 52 weeks ended February 2, 2019 compared with the 13 and 52 weeks ended February 3, 2018, respectively).

Having one fewer week in 2018 did not have a significant impact on the year-over-year earnings comparison.

Financial Highlights — 13-week fourth quarter ended February 2, 2019

Fourth quarter comparable store sales increased 0.2%, comparing the 13 weeks ended February 2, 2019 with the 13 weeks ended February 3, 2018.  Total sales in the 13-week quarter ended February 2, 2019 decreased 5.2% to $201.2 million compared with $212.1 million in the 14-week quarter ended February 3, 2018.  The extra week contributed $14.8 million to total sales in the fourth quarter of fiscal 2017.

This year’s fourth quarter net income was $7.3 million, compared with $5.2 million in the fourth quarter of 2017 on a GAAP basis, or $6.9 million* when adjusted for the effect of the Tax Cuts and Jobs Act (the “TCJA”).  Earnings per diluted share in the fourth quarter of fiscal 2018 were $0.59, compared with $0.38 in last year’s fourth quarter on a GAAP basis, or $0.50* when adjusted for the effect of the TCJA.

Pretax income decreased 7.9% to $9.1 million in the fourth quarter of 2018 compared with $9.9 million in last year’s fourth quarter.  Income tax expense decreased to $1.8 million in this year’s fourth quarter compared with $4.7 million in the fourth quarter of 2017, with the decrease including $1.6 million of tax expense, or $0.12 per diluted share, resulting from the enactment of the TCJA in December 2017, together with a lower tax rate in 2018 as a result of the TCJA.

Financial Highlights — 52-week fiscal year ended February 2, 2019

Comparable store sales increased 1.6%, comparing the 52 weeks ended February 2, 2019 with the 52 weeks ended February 3, 2018.  Total sales in the 52-week fiscal year ended February 2, 2019 increased 1.9% to $769.6 million compared with $755.2 million in the 53-week fiscal year ended February 3, 2018.

The Company had net income of $21.4 million in 2018, compared with $14.6 million in 2017 on a GAAP basis, or $17.7 million* when adjusted for proxy contest-related expenses and the effect of the TCJA.  Earnings per diluted share in 2018 were $1.64, compared with $1.03 in 2017 on a GAAP basis, or $1.26* when adjusted for proxy contest-related expenses and the effect of the TCJA.

Pretax income was $26.3 million in fiscal 2018, compared with $23.5 million in 2017 on a GAAP basis, or $26.0 million* when adjusted for proxy contest-related expenses in 2017.  Income tax expense decreased to $5.0 million this year compared with $8.9 million last year, with the decrease including the aforementioned $1.6 million of expense resulting from the TCJA enactment, together with a lower tax rate in 2018.

Bruce Smith, Chief Executive Officer, commented, “I am pleased that we registered comparable store sales increases in every quarter of fiscal 2018, delivered a full year comparable store sales increase of 1.6%, and tightly managed expenses, leading to an increase in earnings despite a fashion miss during the second half of the year.  During fiscal 2018, we made significant progress on a number of strategic initiatives, including the completed roll-out of our store-level merchandise planning system and the successful opening of 19 new stores.  Also, we continued to execute our capital return program by returning $45 million to our shareholders during 2018 in the form of share repurchases and dividends.  Since the initiation of the program in 2015, we have returned $94 million to our shareholders.”

Smith further noted, “As we enter 2019, we are focused on a number of important initiatives, including a project designed to reduce freight costs and several areas of operating expenses, the implementation of a markdown optimization system planned for later in the year and the opening of our first store in a predominantly Hispanic market.”

Citi Trends opened 19 new stores, relocated or expanded 8 other stores, and closed 6 stores in fiscal 2018.

Guidance

The first quarter of fiscal 2019 is off to a slow start with a comparable store sales decrease of 8% for the first five-plus weeks of the 13-week period.  Delayed tax refunds and a decline of more than 3% in total tax refunds compared to last year resulted in significant fluctuations in sales beginning in mid-February.  In addition, Easter falls three weeks later this year, which the Company believes will extend the spring season; however, there is limited visibility into how this might impact sales.  Due to the volatility associated with tax refund-driven sales and the later Easter, the Company’s guidance for the first quarter is based on a comparable store sales decline of approximately 3%, which assumes that comparable store sales for the remainder of the quarter increase 2%, in line with budget.  The Company’s guidance for first quarter earnings per diluted share is in a range of $0.83 to $0.87 which compares with last year’s first quarter of $0.83.

For fiscal 2019, the Company expects diluted earnings per share to be in a range of $1.85 to $1.95, assuming comparable store sales increase in a range of 1% to 2%, compared with diluted earnings per share of $1.64 in 2018.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (312) 281-2959.  A replay of the conference call will be available until March 22, 2019, by dialing (402) 977-9140 and entering the passcode, 21915887.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 562 stores located in 32 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

*Non-GAAP Financial Measures

The non-GAAP financial measures discussed herein are reconciled to their corresponding GAAP measures at the end of this press release.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language.  Statements with respect to earnings, sales or new store guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 3, 2018.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith
President and Chief Executive Officer
(912) 443-2075

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Fourteen Weeks Ended
	February 2, 2019	February 3, 2018
	(unaudited)	(unaudited)
Net sales	$201,158	$212,143

Cost of sales (exclusive of depreciation shown separately below)	(126,095)	(131,363)
Selling, general and administrative expenses	(61,460)	(65,623)
Depreciation	(4,636)	(5,020)
Asset impairment	(152)	(430)
Income from operations	8,815	9,707
Interest income	374	266
Interest expense	(40)	(38)
Income before income taxes	9,149	9,935
Income tax expense	(1,802)	(4,688)
Net income	$7,347	$5,247

Basic net income per common share	$0.59	$0.39
Diluted net income per common share	$0.59	$0.38

Weighted average shares used to compute basic net income per share	12,447	13,568
Weighted average shares used to compute diluted net income per share	12,471	13,652

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018
	(unaudited)	(unaudited)
Net sales	$769,553	$755,241

Cost of sales (exclusive of depreciation shown separately below)	(476,326)	(466,022)
Selling, general and administrative expenses	(247,938)	(247,062)
Depreciation	(18,886)	(18,883)
Asset impairment	(1,274)	(507)
Income from operations	25,129	22,767
Interest income	1,353	883
Interest expense	(154)	(150)
Income before income taxes	26,328	23,500
Income tax expense	(4,954)	(8,926)
Net income	$21,374	$14,574

Basic net income per common share	$1.64	$1.04
Diluted net income per common share	$1.64	$1.03

Weighted average shares used to compute basic net income per share	13,030	14,058
Weighted average shares used to compute diluted net income per share	13,070	14,116

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	February 2, 2019	February 3, 2018
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$17,863	$48,451
Short-term investment securities	50,350	31,500
Inventory	139,841	137,701
Prepaid and other current assets	17,544	15,694
Property and equipment, net	56,224	61,777
Long-term investment securities	8,883	25,451
Other noncurrent assets	7,284	6,497
Total assets	$297,989	$327,071

Liabilities and Stockholders’ Equity:
Accounts payable	$73,391	$75,947
Accrued liabilities	28,057	30,775
Other current liabilities	921	2,448
Noncurrent liabilities	8,195	8,433
Total liabilities	110,564	117,603

Total stockholders’ equity	187,425	209,468
Total liabilities and stockholders’ equity	$297,989	$327,071

CITI TRENDS, INC.

RECONCILIATION OF GAAP BASIS OPERATING RESULTS TO

ADJUSTED NON-GAAP OPERATING RESULTS

(unaudited)

(in thousands, except per share data)

The Company makes reference in this release to pretax income adjusted for proxy contest expenses and net income and earnings per diluted share adjusted for proxy contest expenses and the effect of the Tax Cuts and Jobs Act.  The Company believes that excluding proxy contest expenses and their related tax effects and the effect of the Tax Cuts and Jobs Act from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods, and as such, may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for net income, earnings per common share, or expense information prepared in accordance with generally accepted accounting principles (GAAP).

	Fourteen Weeks Ended February 3, 2018
	As Reported	Adjustment (1)	Adjustment (2)	As Adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$212,143	$—	$—	$212,143

Cost of sales (exclusive of depreciation shown separately below)	(131,363)	—	—	(131,363)
Selling, general and administrative expenses	(65,623)	—	—	(65,623)
Depreciation	(5,020)	—	—	(5,020)
Asset impairment	(430)	—	—	(430)
Income from operations	9,707	—	—	9,707
Interest income	266	—	—	266
Interest expense	(38)	—	—	(38)
Income before income taxes	9,935	—	—	9,935
Income tax expense	(4,688)		1,609	(3,079)
Net income	$5,247	$—	$1,609	$6,856

Basic net income per common share	$0.39			$0.51
Diluted net income per common share	$0.38			$0.50

Weighted average number of shares outstanding
Basic	13,568			13,568
Diluted	13,652			13,652

	Fifty-Three Weeks Ended February 3, 2018
	As Reported	Adjustment (1)	Adjustment (2)	As Adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$755,241	$—	$—	$755,241

Cost of sales (exclusive of depreciation shown separately below)	(466,022)	—	—	(466,022)
Selling, general and administrative expenses	(247,062)	2,516	—	(244,546)
Depreciation	(18,883)	—	—	(18,883)
Asset impairment	(507)	—	—	(507)
Income from operations	22,767	2,516	—	25,283
Interest income	883	—	—	883
Interest expense	(150)	—	—	(150)
Income before income taxes	23,500	2,516	—	26,016
Income tax expense	(8,926)	(956)	1,609	(8,273)
Net income	$14,574	$1,560	$1,609	$17,743

Basic net income per common share	$1.04			$1.26
Diluted net income per common share	$1.03			$1.26

Weighted average number of shares outstanding
Basic	14,058			14,058
Diluted	14,116			14,116

(1)  Proxy contest expenses and related tax effects

(2)  Tax Cuts and Jobs Act effect